Exhibit 23.6

CONSENT OF INDEPENDENT EXPERTS

December 12, 2010

The Board of Directors

SunCoke Energy, Inc.

Marshall Miller & Associates, Inc., hereby consents to the references to our firm in the form and context in which they appear in the Form S-4 Registration Statement relating to the exchange of the Company’s 7 5/8% Senior Notes due 2019 (the “Form S-4”), including under the heading “Experts”. We hereby further consent to the use of information contained in our report, dated as of February 16, 2011 setting forth the estimates of Jewell Smokeless Coal Corporation’s proven and probable coal reserves in the Form S-4, and in our report, dated as of March 8, 2011, setting forth the estimates of Harold Keene Coal Company’s proven and probable coal reserves in the Form S-4.

Marshall Miller & Associates, Inc.

By:	/s/ K. Scott Keim
Name: Title:	K. Scott Keim President